Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL ISSUES FINANCIAL UPDATES

Company Announces Revenue for Fourth Quarter 2009, Guidance for First Quarter 2010 and Date for
Fourth Quarter and Full Year 2009 Financial Results Release and Conference Call

KING OF PRUSSIA, PA — February 12, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today announced fourth quarter 2009 revenue of $76.4 million. InterDigital® will release its complete fourth quarter and full year 2009 financial results after the market closes on Wednesday, February 24, 2010.

In addition, InterDigital expects first quarter 2010 revenue to be in the range of approximately $78.0 million to $79.0 million. The range for first quarter 2010 does not include the potential impact of any new agreements that may be signed during first quarter 2010 or the potential impact of any additional royalties identified in audits regularly conducted by the company.

InterDigital will host a conference call on Thursday, February 25, 2010 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2009 performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.

For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on February 25 and ask the operator for the InterDigital Financial Call.

An Internet replay of the conference call will be available for 30 days on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET February 25 through 1:00 p.m. ET March 2. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 2082454.

About InterDigital

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements regarding current beliefs, plans, and expectations as to the company’s first quarter 2010 revenue. Words such as “expects,” “may,” “potential,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to: (i) additional patent license or technology solutions agreements, or amendments to existing patent license or technology solutions agreements; (ii) the accuracy of market sales projections of the company’s licensees and timely receipt and final reviews of quarterly royalty reports from the company’s licensees and related matters; and (iii) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during first quarter 2010.

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800